News Release FOR IMMEDIATE RELEASE DUKE REALTY REPORTS FIRST QUARTER 2020 RESULTS No Significant Debt Maturities until 2022 due to Significant Refinancing Transactions $117 Million in Fully Leased Development Starts 32.7 Percent Growth in Net Effective Rents on First Quarter Leasing Activity In Service Properties 96.5 Percent Leased 2020 Guidance Updated (INDIANAPOLIS, April 29, 2020) – Duke Realty Corporation (NYSE: DRE), the largest domestic-only logistics REIT, today reported results for the first quarter of 2020. Jim Connor, Chairman and Chief Executive Officer, said, “We closed the first quarter of 2020 in the midst of a global health crisis and an unprecedented economic downturn, which have fundamentally changed our outlook on 2020 compared to three months ago. That said, even after revising our 2020 guidance as the result of the COVID-19 pandemic, our midpoint guidance for Core FFO and AFFO still reflects an increase over 2019 results, which is impressive considering the unprecedented nature of current events and the fact that 2019 was a very strong year operationally. The effect of the pandemic on certain segments of our tenant base resulted in the need to increase collectability reserves for straight line receivables by $5 million, which equates to more than $0.01 per share. Even considering the impact of the pandemic, we still had a solid first quarter, with our total in-service portfolio being 96.5 percent leased at March 31, 2020. We also signed 4.0 million square feet of new leases during the quarter, including 850,000 square feet of short term leases. Our total leasing activity was 213,000 square feet higher than the first quarter of 2019. Thus far in April, we have executed an additional 1.9 million square feet of leases. We were successful in renewing or immediately backfilling 79.2 percent of our lease expirations during the first quarter. We have a low risk profile with only 5.0 percent of our total leases expiring for the remainder of 2020 and only 9.0 percent of our total leases set to expire in 2021.

Duke Realty Reports First Quarter 2020 Results April 29, 2020 Page 2 of 9 Rental rate growth on second generation leases signed during the quarter was 32.7 percent on a net effective basis and 17.1 percent on a cash basis. We believe that our leases are on average greater than 15 percent below pre-pandemic rental rates, which could provide a downside cushion to future rents on expiring leases, depending on future market rent trends. To date, we have collected more than 99 percent of March rents and over 96 percent of April rents. We have received requests for short-term monthly rent deferrals from 24 percent of our tenants. These deferral requests included some high credit quality tenants that were merely inquiring, and we expect the number of deferrals granted to be much lower than the number of requests. To the extent deferrals are granted, they are generally expected to be in the form of two to three months of partial rent relief to be paid back within the next 9-12 months. Until there is more clarity surrounding, among other things, the duration of government stay- at-home orders, the outcome of our rent deferrals will remain uncertain. However, over the long term we are optimistic about our potential relative performance in light of our highly diversified portfolio in terms of geography, building size, strong customer base and manageable lease maturities. Further, we believe the supply chain disruption caused by the pandemic may further accelerate the consumer adoption of e-commerce and the necessity for higher levels of inventory, which combined should drive incremental demand for high- quality, well-located logistics space even during a slowing economy." Mark Denien, Executive Vice President and Chief Financial Officer, stated, “In February 2020, we issued $325 million of 30 year unsecured notes at a coupon rate of 3.05 percent. We used the proceeds of this issuance for the early redemption of $300 million of unsecured notes that bore interest at a 4.38 percent coupon rate and were set to mature in June 2022. As a result of these transactions, we do not have any significant debt maturities until October 2022. In light of the global uncertainties resulting from the pandemic, we borrowed $200 million on our unsecured line of credit at the end of the first quarter and ended the period with $188 million of cash on hand. We feel confident about our future ability to access our line of credit, which has an additional $1.0 billion in capacity, when considering our relationships with the 14 high quality participating banks. Although the current economic environment has resulted in a degree of uncertainty, we expect that cash on hand, cash generated by operations and available capacity on our line of credit will provide more-than-sufficient liquidity to fund our operations, pay dividends and finance our development pipeline as well as select new build-to-suit developments that we may start this year.

Duke Realty Reports First Quarter 2020 Results April 29, 2020 Page 3 of 9 If economic conditions worsen and our ability to access capital was hindered, which we currently believe is unlikely, we would have the option to further scale back on our development activities. I'll conclude with saying that our balance sheet, leverage metrics and cash flows from operations are in great shape. We are confident in our ability to continue to finance our operations through 2020 and beyond without reducing dividends." Quarterly Highlights • A complete reconciliation, in dollars and per share amounts, of net income to funds from operations ("FFO"), as defined by NAREIT, as well as to Core FFO, is included in the financial tables included in this release. • Net income was $0.05 per diluted share for the first quarter of 2020, compared to $0.12 per diluted share for the first quarter of 2019. Net income per diluted share decreased from the first quarter of 2019 as the result of an $18 million loss on extinguishment from the early redemption of $300 million in unsecured notes, increased depreciation expense, impairment charges of $6 million and collectability reserves of $5 million, which were partially offset by gains on sale of properties in the first quarter of 2020. • FFO, as defined by NAREIT, was $0.28 per diluted share for the first quarter of 2020, compared to $0.33 per diluted share for the first quarter of 2019. FFO per diluted share, as defined by NAREIT, decreased from the first quarter of 2019 due to the above-mentioned loss on debt extinguishment. • Core FFO was $0.33 per diluted share for the first quarter of 2020, compared to $0.33 per diluted share for the first quarter of 2019. Core FFO for the first quarter of 2020 benefited from rental rate growth and overall growth in the company's asset base and improved operational performance, which were offset by increased collectability reserves of $5 million recognized in the first quarter of 2020. • Key indicators of the company's operating performance were as follows: – The company's stabilized in-service portfolio was 97.2 percent leased at March 31, 2020, compared to 97.8 percent leased at December 31, 2019 and 98.4 percent leased at March 31, 2019. The decrease in stabilized in-service occupancy was due to speculative development projects that are not yet leased reaching stabilization. – The company's total in-service portfolio was 96.5 percent leased at March 31, 2020 compared to 96.6 percent leased at December 31, 2019 and 95.5 percent leased at March 31, 2019.

Duke Realty Reports First Quarter 2020 Results April 29, 2020 Page 4 of 9 – The company's total portfolio, including properties under development, was 94.3 percent leased at March 31, 2020 compared to 94.3 percent leased at December 31, 2019 and 93.0 percent leased at March 31, 2019. – Tenant retention was 68.3 percent for the three months ended March 31, 2020 and 79.2 percent after considering immediate backfills. – Same-property net operating income growth was 6.6 percent for the three month period ended March 31, 2020 compared to the same period in 2019. Same property net operating growth was positively impacted by increased occupancy and rental rate growth as well as by approximately 180 basis points due to the expiration of free rent periods. – Total leasing activity was nearly 4.0 million square feet for the quarter, including 850,000 square feet of short term leases. – Overall cash and annualized net effective rent growth on new and renewal leases was 17.1 percent and 32.7 percent, respectively, for the quarter. • Capital transactions included: – Issuance of $325 million of unsecured notes bearing interest at 3.05 percent and maturing in March 2050; – Redemption of $300 million of unsecured notes that bore interest at 4.38 percent and had an original maturity in June 2022; – Started three new development projects with expected costs of $117 million that were 100 percent pre-leased; and – One property disposition totaling $27 million Real Estate Investment Activity Mr. Connor further stated, “We started $117 million of fully leased developments in the first quarter of 2020 and finished the quarter with a development pipeline totaling $1.1 billion in expected costs and 9.7 million square feet, which was 61 percent leased. We have been able to continue construction on all of our in-process projects except for one speculative project in Northern California. Due to the economic upheaval resulting from the pandemic, we have temporarily suspended new speculative development starts, as is reflected in our updated guidance. Future speculative development will depend upon the business environment and economic outlook for the second half of 2020. We do, however, have a solid pipeline of potential build-to-suit projects with creditworthy customers that we expect will be an accretive allocation of capital."

Duke Realty Reports First Quarter 2020 Results April 29, 2020 Page 5 of 9 Development The first quarter included the following development activity: Consolidated Properties • The company started two development projects, with expected costs of $96 million, totaling 991,000 square feet. These development starts included a 100 percent leased, 185,000 square foot project in New Jersey and a 100 percent leased, 806,000 square foot project in Houston. • Projects placed in service during the quarter included a fully leased, 182,000 square foot, property in Baltimore and a 154,000 square foot speculative project in Chicago. Unconsolidated Joint Venture Properties • A fully leased, 358,000 square foot project in Columbus was started by a 50 percent- owned joint venture. • A 133,000 square foot expansion to a property in Indianapolis owned by a 50 percent- owned joint venture was completed. Building Dispositions Building dispositions totaled $27 million for the first quarter of 2020 from the sale of a 100 percent leased, 540,000 square foot industrial property in St. Louis. Distributions Declared The company's board of directors declared a quarterly cash distribution on its common stock of $0.235 per share, or $0.94 per share on an annualized basis. The first quarter dividend will be payable on May 29, 2020 to shareholders of record on May 14, 2020. 2020 Earnings Guidance A reconciliation of the company's guidance for diluted net income per common share to FFO, as defined by NAREIT, and to Core FFO is included in the financial tables to this release. The company issued revised guidance for net income of $0.54 to $0.83 per diluted share, compared to the initial range of $0.92 to $1.14 per diluted share. The company issued revised guidance for FFO, as defined by NAREIT, of $1.32 to $1.44 per diluted share, compared to the initial range of $1.42 to $1.52 per diluted share. Commenting on the company's revised 2020 guidance, Mr. Connor stated, "As the result of current economic conditions, we have revised our guidance in several areas. Our 2020 guidance for Core FFO has been revised to $1.41 to $1.51 per diluted share, compared to the initial range of $1.48 to $1.54 per diluted share. The mid-point of the revised guidance for Core FFO includes an increase to our estimate of $18 million, or $0.05 per diluted share in bad debt charges or lost rent from tenant defaults and delayed lease up assumptions,

Duke Realty Reports First Quarter 2020 Results April 29, 2020 Page 6 of 9 which includes actual first quarter activity. These amounts include the $5 million of charges in the first quarter and represent approximately 210 basis points of our total annualized rental revenue. The mid-point of the revised guidance also includes an estimate of $0.02 per diluted share of higher land carry costs due to our decrease in estimated development starts. Driven largely by the same factors as Core FFO, the guidance for the growth in AFFO, on a share adjusted basis, has been revised to between 0.0 percent and 6.2 percent, compared to the initial range of 3.1 percent to 7.7 percent. Our range of guidance for the average percentage leased of our stabilized in-service portfolio has been revised to between 95.0 percent and 97.0 percent, compared to the initial range of 96.0 percent to 98.0 percent. Our range of guidance for the average percentage leased of our total in-service portfolio has been revised to between 94.4 percent and 96.4 percent, compared to the initial range of 95.1 percent to 97.1 percent. The monetary impact of this expected occupancy decrease is included in the $18 million or $0.05 per diluted share increase in bad debt charges or lost rents mentioned above. Current economic conditions may suppress near term rent growth although we will continue to benefit from rent growth captured in lease activity to date and don't expect rent roll-downs since most of our near term expiring leases are significantly under market. The anticipated impact to same property net operating income from collectability reserves on billed receivables and lost cash rents equates to a decrease of approximately 150 basis points from the mid- point of our original 2020 guidance. We have accordingly revised our guidance for growth in same property net operating income to between 1.75 percent and 3.25 percent, compared to the initial range of 3.6 percent to 4.4 percent. We will continue to focus on build-to-suit development opportunities until economic conditions justify resuming speculative development, and we have a good build-to-suit prospect list for the remainder of 2020. Our revised guidance for 2020 development starts is between $275 million and $425 million, compared to the initial range of between $675 million and $875 million." Other guidance changes are as follows: • Dispositions of properties in a range of $125 million to $250 million, compared to the initial range of between $300 million and $500 million. • Acquisitions of properties ranging between no activity and $100 million, compared to the initial range of between $100 million and $300 million. More specific assumptions and components of the company's 2020 guidance will be available by 6:00 p.m. Eastern Time today through the Investor Relations section of the company's website. A number of factors could limit our ability to deliver results in line with our assumptions, such as the impact of COVID-19 on the economy, the supply and demand of

Duke Realty Reports First Quarter 2020 Results April 29, 2020 Page 7 of 9 industrial real estate, the ability of our tenants to continue paying rent, our ability to continue our development activity, the availability and terms of financing to us or potential buyers of our real estate, and the timing and yield for dispositions and acquisitions. There can be no assurance that the company can achieve such results. Except as required, the company undertakes no duty to update forward-looking statements. FFO and AFFO Reporting Definitions FFO: FFO is a non-GAAP performance measure computed in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). It is calculated as net income attributable to common shareholders computed in accordance with generally accepted accounting principles (“GAAP"), excluding depreciation and amortization related to real estate, gains and losses on sales of real estate assets (including real estate assets incidental to our business) and related taxes, gains and losses from change in control, impairment charges related to real estate assets (including real estate assets incidental to our business) and similar adjustments for unconsolidated joint ventures and partially owned consolidated entities. We believe FFO to be most directly comparable to net income attributable to common shareholders as defined by GAAP. FFO does not represent a measure of liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. Core FFO: Core FFO is computed as FFO adjusted for certain items that are generally non- cash in nature and that can create significant earnings volatility and do not directly relate to our core business operations. The adjustments include gains or losses on debt transactions, gains or losses from involuntary conversion from weather events or natural disasters, promote income, severance and other charges related to major overhead restructuring activities and the expense impact of costs attributable to successful leasing activities. Although our calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance. AFFO: AFFO is defined by the company as the Core FFO (as defined above), less recurring building improvements and total second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) related to leases commencing during the reporting period, and adjusted for certain non-cash items including straight line rental income and expense, non- cash components of interest expense including interest rate hedge amortization, stock compensation expense and after similar adjustments for unconsolidated partnerships and joint ventures.

Duke Realty Reports First Quarter 2020 Results April 29, 2020 Page 8 of 9 Same-Property Performance The company includes same-property net operating income growth as a property-level supplemental measure of performance. The company utilizes same-property net operating income growth as a supplemental measure to evaluate property-level performance, and jointly-controlled properties are included at the company's ownership percentage. A reconciliation of income from continuing operations before income taxes to same-property net operating income is included in the financial tables to this release. A description of the properties that are excluded from the company’s same-property net operating income measure is included on page 15 of its March 31, 2020 supplemental information. About Duke Realty Corporation Duke Realty Corporation owns and operates approximately 156 million rentable square feet of industrial assets in 20 major logistics markets. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is a member of the S&P 500 Index. More information about Duke Realty Corporation is available at www.dukerealty.com. First Quarter Earnings Call and Supplemental Information Duke Realty Corporation is hosting a conference call tomorrow, April 30, 2020, at 3:00 p.m. ET to discuss its first quarter operating results. All investors and other interested parties are invited to listen to the call. Access is available through the Investor Relations section of the company's website. A copy of the company's supplemental information will be available by 6:00 p.m. ET today through the Investor Relations section of the company's website. Cautionary Notice Regarding Forward-Looking Statements This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company’s future financial position or results, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should," or similar expressions although not all forward looking statements may contain such words. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (iv) the company’s ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign

Duke Realty Reports First Quarter 2020 Results April 29, 2020 Page 9 of 9 currency exchange rates; (vii) valuation of joint venture investments; (viii) valuation of marketable securities and other investments; (ix) valuation of real estate; (x) increases in operating costs; (xi) changes in the dividend policy for the company’s common stock; (xii) the reduction in the company’s income in the event of multiple lease terminations by tenants; (xiii) impairment charges, (xiv) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xv) the effects of natural disasters, including the current pandemic caused by the COVID-19 outbreak, as well as floods, droughts, wind, tornadoes and hurricanes; and (xvi) the effect of any damage to our reputation resulting from developments relating to any of items (i) – (xv). The company refers you to the section entitled “Risk Factors” contained in the company's Annual Report on Form 10-K for the year ended December 31, 2019. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law. Contact Information: Investors: Ron Hubbard 317.808.6060 Media: Helen McCarthy 317.708.8010

Duke Realty Corporation and Subsidiaries Consolidated Statement of Operations (Unaudited and in thousands, except per share amounts) Three Months Ended March 31, 2020 2019 Revenues: Rental and related revenue $ 218,755 $ 209,965 General contractor and service fee revenue 7,614 54,964 226,369 264,929 Expenses: Rental expenses 18,843 20,668 Real estate taxes 36,727 32,442 General contractor and other services expenses 6,568 52,586 Depreciation and amortization 85,359 75,992 147,497 181,688 Other operating activities: Equity in earnings of unconsolidated joint ventures 2,539 4,715 Gain on sale of properties 8,937 (163) Gain on land sales 135 750 Other operating expenses (1,112) (2,123) Impairment charges (5,626) — Non-incremental costs related to successful leases (2,525) (2,156) General and administrative expenses (21,763) (21,983) (19,415) (20,960) Operating income 59,457 62,281 Other income (expenses): Interest and other income, net 1,395 2,758 Interest expense (23,494) (22,132) Loss on debt extinguishment (17,806) (13) Gain on involuntary conversion — 2,259 Income from continuing operations, before income taxes 19,552 45,153 Income tax benefit (expense) 60 (385) Income from continuing operations 19,612 44,768 Discontinued operations: Gain on sale of properties 48 155 Income from discontinued operations 48 155 Net income 19,660 44,923 Net income attributable to noncontrolling interests (204) (372) Net income attributable to common shareholders $ 19,456 $ 44,551 Basic net income per common share: Continuing operations attributable to common shareholders $ 0.05 $ 0.12 Diluted net income per common share: Continuing operations attributable to common shareholders $ 0.05 $ 0.12

Duke Realty Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited and in thousands) March 31, December 31, 2020 2019 ASSETS Real estate investments: Real estate assets $ 8,100,945 $ 7,993,377 Construction in progress 655,856 550,926 Investments in and advances to unconsolidated joint ventures 132,567 133,074 Undeveloped land 311,294 254,537 9,200,662 8,931,914 Accumulated depreciation (1,538,679) (1,480,461) Net real estate investments 7,661,983 7,451,453 Real estate investments and other assets held-for-sale — 18,463 Cash and cash equivalents 187,563 110,891 Accounts receivable 18,058 20,349 Straight-line rent receivable 131,276 129,344 Receivables on construction contracts, including retentions 30,626 25,607 Deferred leasing and other costs, net 315,871 320,444 Restricted cash held in escrow for like-kind exchange — 1,673 Notes receivable from property sales — 110,000 Other escrow deposits and other assets 228,907 232,338 $ 8,574,284 $ 8,420,562 LIABILITIES AND EQUITY Indebtedness: Secured debt, net of deferred financing costs $ 51,311 $ 34,023 Unsecured debt, net of deferred financing costs 2,895,300 2,880,742 Unsecured line of credit 200,000 — 3,146,611 2,914,765 Liabilities related to real estate investments held-for-sale — 887 Construction payables and amounts due subcontractors, including retentions 89,635 68,840 Accrued real estate taxes 67,421 69,042 Accrued interest 29,123 14,181 Other liabilities 171,358 223,680 Tenant security deposits and prepaid rents 43,074 48,907 Total liabilities 3,547,222 3,340,302 Shareholders' equity: Common shares 3,684 3,680 Additional paid-in capital 5,533,806 5,525,463 Accumulated other comprehensive loss (34,235) (35,036) Distributions in excess of net income (543,412) (475,992) Total shareholders' equity 4,959,843 5,018,115 Noncontrolling interests 67,219 62,145 Total equity 5,027,062 5,080,260 $ 8,574,284 $ 8,420,562

Duke Realty Corporation and Subsidiaries
Summary of EPS, FFO and AFFO
Three Months Ended March 31,
(Unaudited and in thousands, except per share amounts)

	2020			2019		
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net income attributable to common shareholders	$ 19,456			$ 44,551		
Less dividends on participating securities	(356)			(388)		
Net income per common share-basic	19,100	368,190	$ 0.05	44,163	359,139	$ 0.12
Add back:						
Noncontrolling interest in earnings of unitholders	170	3,224		382	3,065	
Other potentially dilutive securities	—	456		—	158	
Net income attributable to common shareholders-diluted	$ 19,270	371,870	$ 0.05	$ 44,545	362,362	$ 0.12
Reconciliation to FFO						
Net income attributable to common shareholders	$ 19,456	368,190		$ 44,551	359,139	
Adjustments:						
Depreciation and amortization	85,359			75,992		
Depreciation, amortization and other - unconsolidated joint ventures	2,194			2,353		
Gains on sales of properties	(8,985)			8		
Gains on land sales	(135)			(750)		
Impairment charges	5,626			—		
Income tax (benefit) expense triggered by depreciable property sales	(60)			385		
Gains on sales of real estate assets - unconsolidated joint ventures	(26)			(2,499)		
Noncontrolling interest share of adjustments	(729)			(639)		
NAREIT FFO attributable to common shareholders - basic	102,700	368,190	$ 0.28	119,401	359,139	$ 0.33
Noncontrolling interest in income of unitholders	170	3,224		382	3,065	
Noncontrolling interest share of adjustments	729			639		
Other potentially dilutive securities		1,754			1,776	
NAREIT FFO attributable to common shareholders - diluted	$ 103,599	373,168	$ 0.28	$ 120,422	363,980	$ 0.33
Gain on involuntary conversion	—			(2,259)		
Loss on debt extinguishment	17,806			13		
Non-incremental costs related to successful leases	2,525			2,156		
Core FFO attributable to common shareholders - diluted	$ 123,930	373,168	$ 0.33	$ 120,332	363,980	$ 0.33
AFFO						
Core FFO - diluted	$ 123,930	373,168	$ 0.33	$ 120,332	363,980	$ 0.33
Adjustments:						
Straight-line rental income and expense	(1,824)			(5,932)		
Amortization of above/below market rents and concessions	(2,558)			(1,262)		
Stock based compensation expense	12,212			10,971		
Noncash interest expense	2,196			1,526		
Second generation concessions	(250)			—		
Second generation tenant improvements	(3,349)			(2,224)		
Second generation leasing costs	(3,931)			(3,641)		
Building improvements	(412)			(1,036)		
AFFO - diluted	$ 126,014	373,168		$ 118,734	363,980

Duke Realty Corporation and Subsidiaries Reconciliation of Same Property Net Operating Income Growth (Unaudited and in thousands) Three Months Ended March 31, 2020 March 31, 2019 Income from continuing operations before income taxes $ 19,552 $ 45,153 Share of same property NOI from unconsolidated joint ventures 4,641 4,444 Income and expense items not allocated to segments 144,746 114,005 Earnings from service operations (1,046) (2,378) Properties not included and other adjustments (15,523) (18,223) Same property NOI - Cash Basis $ 152,370 $ 143,001 Percent Change 6.6% Duke Realty Corporation and Subsidiaries Reconciliation of 2020 FFO Per Diluted Share Guidance (Unaudited ) Pessimistic Optimistic Net income attributable to common shareholders - diluted $ 0.54 $ 0.83 Depreciation 0.99 0.95 Gains on land and property sales, net of impairment charges (0.23) (0.36) Share of joint venture adjustments 0.02 0.02 NAREIT FFO attributable to common shareholders - diluted $ 1.32 $ 1.44 Loss on debt extinguishment 0.05 0.05 Non-incremental costs related to successful leases 0.04 0.02 Other reconciling items — — Core FFO attributable to common shareholders - diluted $ 1.41 $ 1.51